Exhibit 10.8.1
NATIONAL MENTOR HOLDINGS, LLC
EXECUTIVE DEFERRED COMPENSATION PLAN
Fourth Amendment and Restatement Effective as of January 1, 2011

NATIONAL MENTOR HOLDINGS, LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

(f/k/a National Mentor, Inc. Executive Deferred Compensation Plan)

Fourth Amendment and Restatement Effective as of January 1, 2011

Table of Contents

ARTICLE I Introduction	1

1.1 Name	1
1.2 Purpose	1

ARTICLE II Plan Participation	2

ARTICLE III Contributions	2

3.1 Contributions	2
3.2 Account	2

ARTICLE IV Earnings on Account Balances	2

4.1 Investments	2
4.2 Actual Investment Not Required	3
4.3 Fixed Rate of Return	3
4.4 Crediting of Contributions	3

ARTICLE V Distribution of Account Balances	3

5.1 Vesting	3
5.2 Timing of Distribution	3
5.3 Form of Distribution of Account Balances	4
5.4 Involuntary Distributions	4
5.5 Designation of Beneficiaries	4

ARTICLE VI Establishment of Trust	5

6.1 Establishment of Trust	5
6.2 Status of Trust	5

ARTICLE VII Amendment and Termination	5

7.1 Amendment	5
7.2 Plan Termination	5

ARTICLE VIII Administration	6

8.1 Administration of the Plan	6
8.2 Decisions of the Committee	6
8.3 Review of Benefit Determinations	6

ARTICLE IX Definitions	7

9.1 Account	7
9.2 Account Balance	7
9.3 Affiliate	7
9.4 Beneficiary	7
9.5 Code	7
9.6 Committee	7
9.7 Company	7
9.8 Contributions	7
9.9 Disability	8
9.10 ERISA	8
9.11 Participant	8
9.12 Permitted Investment	8
9.13 Plan	8
9.14 Plan Year	8
9.15 Subsidiary	8

ARTICLE X General Provisions	9

10.1 Non-Alienation of Benefits	9
10.2 Withholding for Taxes	9
10.3 Immunity of Committee Members	9
10.4 Plan Not to Affect Employment Relationship	9
10.5 Assumption of Company Liability	10
10.6 Subordination Rights	10
10.7 Notices	10
10.8 Gender and Number; Headings	10
10.9 Controlling Law	10
10.10 Successors	10
10.11 Severability	11
10.12 Action by Company	11
10.13 No Guarantee of Tax Consequences.	11

NATIONAL MENTOR HOLDINGS, LLC

EXECUTIVE DEFERRED COMPENSATION PLAN

Fourth Amendment and Restatement Adopted as of January 1, 2011

And

Effective as of January 1, 2011
THIS FOURTH AMENDMENT AND RESTATEMENT is adopted by National Mentor Holdings, LLC, a Delaware limited liability company (the “Company”), as of December 27, 2011 and effective as of January 1, 2011.
Recitals
(i) The Company originally adopted the Plan as of March 9, 2001 and amended and restated the Plan effective January 1, 2006 and January 1, 2009;
(ii) The Company previously amended the Plan to conform to the requirements of Internal Revenue Code § 409A, as adopted in § 885 of the American Jobs Creation Act of 2004, Pub. L. 108-357 (October 22, 2004) and the regulations and guidance issued thereunder;
(iii) The Company reserved the right to amend the Plan from time to time; and
(iv) The Company now desires to amend the Plan to reflect the current composition of senior management participating in the Plan, and to clarify the means by which earnings to Accounts may be determined.
Amendment and Restatement
The Plan is hereby amended and restated, in its entirety, to provide as follows:
ARTICLE I
Introduction
1.1 Name
The name of this plan is the “National Mentor Holdings, LLC Executive Deferred Compensation Plan.” Capitalized terms used in this Plan have the meanings assigned in Article IX.
1.2 Purpose
This Plan is an unfunded nonqualified deferred compensation arrangement established for the purpose of providing deferred compensation to a select group of management or highly compensated employees (as defined for purposes of Title I of ERISA) of the Company or its Subsidiaries or Affiliates.

ARTICLE II
Plan Participation
An individual who is (a) an Employee of the Company or a Subsidiary or an Affiliate who is a key member of management and/or a highly compensated employee within the meaning of ERISA §§201, 301(a)(3) and 401(a)(1), or (b) effective for Plan participation on or after January 1, 2006, a member of the Board of Directors of the Company’s sole member, National Mentor Holdings, Inc., becomes a Participant in this Plan on the later of the date as of which he or she is—
(i)	Appointed as a Participant by vote of the Board; and
(ii)	Designated as such in, or by written amendment to, the attached Exhibit A (Schedule of Participants).
ARTICLE III
Contributions
3.1 Contributions
With respect to each Plan Year, the Committee may, in its discretion, (i) credit a Participant’s Account with a Contribution, (ii) designate Contributions of different amounts for each Participant or group of Participants, and/or (ii) make no Contribution for any Participant or any group of Participants.
3.2 Account
The Committee shall establish and maintain an Account with respect to each Participant with respect to whom Contributions have been made. Deemed investment earnings and losses on the amounts credited to a Participant’s Account will be credited or charged to his or her Account in accordance with Article IV.
ARTICLE IV
Earnings on Account Balances
4.1 Investments
The Committee may designate from time to time, that all or a portion of a Participant’s Accounts be deemed to be invested in one or more Permitted Investments. Such amounts shall be deemed to be invested as of such dates as may be specified by the Committee. Each Account will be deemed to receive all interest, dividends, earnings and other property which would have been received with respect to a Permitted Investment deemed to be held in such Account if such Account were actually invested in such Permitted Investment. Cash deemed received with respect to a Permitted Investment shall be credited to the Account as of the date it would have been available for reinvestment if the Account were actually invested in the Permitted Investment.

4.2 Actual Investment Not Required
The Company need not actually make any Permitted Investment. If the Company should from time to time make any investment similar to a Permitted Investment, such investment shall be solely for the Company’s own account and the Participant shall have no right, title or interest therein. Accordingly, each Participant is solely an unsecured creditor of the Company with respect to any amount distributable to him under the Plan
4.3 Fixed Rate of Return
In lieu of designating that all or a portion of a Participant’s Account be deemed to be invested in one or more Permitted Investments pursuant to Section 4.1, the Company may elect to set a fixed rate of return for any Plan Year, in its discretion, based on current market conditions, investment returns available elsewhere, the financial position of the Company, the performance of the Participants and the overall compensation of the Participants. Such fixed rate of return shall be credited on a regular basis during the Plan Year, and at a minimum once per year, not later than the last day of the Plan Year, and shall be applied to the balance of a Participant’s Account determined as of the date such return is credited.
4.4 Crediting of Contributions
The Company will credit Contributions (if any) to a Participant’s Contributions Account within a reasonable period following the last day of each Plan Year.
ARTICLE V
Distribution of Account Balances
5.1 Vesting
A Participant’s Account Balance is at all times 100% vested and nonforfeitable and shall be distributable to the Participant or, in the event of the Participant’s death, to his Beneficiary, as provided in Section 5.2 below, subject however, to the provisions of this Plan (including those provisions limiting a Participant’s rights to those of an unsecured creditor of the Company).
5.2 Timing of Distribution
Unless sooner paid under Section 5.4 (relating to involuntary distributions), each Participant’s Account Balance will be paid to him or her (or to his or her Beneficiary in the case of his or her death) as soon as practicable following the earliest of his or her termination from employment (for any reason or no reason), Disability, or death, but not later than the latest of (i) the last day of the calendar year in which such event occurs or (ii) the 15th day of the third month following such event. Any termination of employment triggering payment of benefits under this Section 5.2 must constitute a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Participant, but shall only act as a delay until such time as a separation from service occurs.

5.3 Form of Distribution of Account Balances
Each Participant’s Account Balance will be distributed to him of her, or to his or her Beneficiary in the case of his or her death, in cash (and not in kind) as a lump sum payment. The lump sum payment will be made on the date provided in Section 5.2.
5.4 Involuntary Distributions
Despite any contrary provision of this Article V, the Committee may on its own initiative authorize and direct the Company to distribute to any Participant (or to a designated Beneficiary in the event of the Participant’s death) all or any portion of his or her Account:
(a) To enable him or her to pay income taxes due in the event that any such tax is due prior to the occurrence of a distribution event under Section 5.2, provided that the amount of such payment may not be more than an amount equal to the income tax withholding that would have been remitted by the Company if there had been a payment of wages equal to the income includible under Code § 409A; and
(b) In connection with a change in applicable law, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving the Participant or his or her Beneficiary, or a closing agreement involving the Participant or his Beneficiary under Code § 7121 approved by the Internal Revenue Service, provided that the Committee determines that the Participant or Beneficiary, as the case may be, has or will recognize income for federal income tax purposes with respect to amounts deferred under this Plan prior to the time such amounts otherwise would be paid under this Plan.
5.5 Designation of Beneficiaries
Each Participant may name any person (who may be named concurrently, contingently or successively) to whom the Participant’s Account Balance under the Plan is to be paid if the Participant dies before such Account Balance is fully distributed. Each such Beneficiary designation will revoke all prior designations by the Participant, shall not require the consent of any previously named Beneficiary, shall be in a form prescribed by or otherwise acceptable to the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. If a Participant fails to designate a Beneficiary before his death, as provided above, or if the Beneficiary designated by a Participant dies before the date of the Participant’s death or before complete payment of the Participant’s Account Balance, the Committee, in its discretion, may pay the Participant’s Account Balance to either (i) one or more of the Participant’s relatives by blood, adoption or marriage and in such proportions as the Committee determines, or (ii) the legal representative or representatives of the estate of the last to die of the Participant and his designated Beneficiary.

ARTICLE VI
Establishment of Trust
6.1 Establishment of Trust
The Company may, in its sole discretion, establish a grantor trust (as described in Code § 671) for the purpose of accumulating assets to provide for the obligations hereunder. The assets and income of such trust shall be subject to the claims of the general creditors of the Company. The establishment of such a trust shall not affect the Company’s liability to pay benefits under this Plan, except that any such liability shall be offset by any payments actually made to a Participant under such a trust. If such a trust is established, the amount to be contributed thereto shall be determined by the Company and the investment of such assets shall be made in accordance with the trust document.
6.2 Status of Trust
Participants shall have no direct or secured claim in any asset of the trust or in specific assets of the Company and will have the status of general unsecured creditors of the Company for any amounts due under this Plan. The assets and income of the trust will be subject to the claims of the Company’s creditors as provided in the trust document
ARTICLE VII
Amendment and Termination
7.1 Amendment
The Company, in its discretion, has the right to amend the Plan from time to time, except that no such amendment shall, without the consent of the Participant to whom deferred compensation has been credited to any Account under this Plan, adversely affect the right of the Participant (or his Beneficiary) to receive payments of such deferred compensation under the terms of this Plan, nor may such amendment violate any applicable requirement of law.
7.2 Plan Termination
The Company may, in its discretion, terminate the Plan at any time, however, no termination of this Plan shall alter the right of a Participant (or his Beneficiary) to payments of deferred compensation previously credited to such Participant’s Account under the Plan, nor will it alter or accelerate the timing of distributions in a manner that is inconsistent with the requirements of Code § 409A(a).

ARTICLE VIII
Administration
8.1 Administration of the Plan
The Plan shall be administered by the Committee. The duties and authority of the Committee under the Plan shall include:
(a) The interpretation of the provisions of the Plan;
(b) The adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan;
(c) The making of such determinations as may be permitted or required pursuant to the Plan; and
(d) The taking of such other actions as may be required for the proper administration of the Plan in accordance with its terms.
Notwithstanding the generality of the foregoing, the Committee will interpret, construe, and administer the Plan in a manner that satisfies the requirements of (a) Code § 409A(a)(2), (3) and (4), (b) Treas. Reg. § 1.409A-1 et seq., and (c) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.
8.2 Decisions of the Committee
Any decision of the Committee with respect to any matter within the authority of the Committee shall be final, binding and conclusive upon the Company and each Participant, former Participant, designated Beneficiary, and each person claiming under or through any Participant or designated Beneficiary; and no additional authorization or ratification by the Board of Directors or stockholders of the Company shall be required. Any action taken by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant. A member of the Committee may be a Participant, but no member of the Committee may participate in any decision directly affecting his rights or the computation of his benefits as an individual Participant under the Plan. Each determination required or permitted under the Plan shall be made by the Committee in the sole and absolute discretion of the Committee.
8.3 Review of Benefit Determinations
If a claim for benefits made by a Participant or his or her Beneficiary is denied, the Committee shall within 90 days (or 180 days if special circumstances require an extension of time) after the claim is made furnish the person making the claim with a written notice specifying the reasons for the denial. Such notice shall also refer to the pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for properly completing the claim and explain why such material or information is necessary, and explain the Plan’s claim review procedures. If requested in writing, the Committee shall afford each claimant whose claim has been denied a full and fair review of the Committee’s decision and, within 60 days (120 days if special circumstances require additional time) of the request for reconsideration of the denied claim, the Committee shall notify the claimant in writing of the Committee’s final decision.

ARTICLE IX
Definitions
9.1 Account
“Account” means a bookkeeping account maintained on behalf of each Participant reflecting the amount of the Contributions credited on behalf of such Participant pursuant to Section 3.1, as adjusted to reflect income, gains and losses under Article IV.
9.2 Account Balance
“Account Balance” means the value, as of a specified date, of a Participant’s Account.
9.3 Affiliate
“Affiliate” means and includes any corporation, limited liability company or other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.
9.4 Beneficiary
“Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death, as determined per Section 5.5 hereof.
9.5 Code
“Code” means the Internal Revenue Code of 1986, as amended.
9.6 Committee
“Committee” means the persons who have been designated by the Board of Directors of the Company to administer the Plan. If no persons have been designated by the Board of Directors of the Company to administer the Plan, the full Board of Directors of the Company shall constitute the Committee for purposes of this Plan.
9.7 Company
“Company” means National Mentor Holdings, LLC, a Delaware limited liability company, and its successors or assigns.
9.8 Contributions
“Contributions” means the contributions made on behalf of a Participant pursuant to Section 3.1.

9.9 Disability
“Disability” means that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.
9.10 ERISA
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
9.11 Participant
“Participant” means any eligible employee of the Company or its Subsidiaries or Affiliates who is participating under the Plan pursuant to Article III,
9.12 Permitted Investment
“Permitted Investment” means such funds, investments or other assets as may be approved by the Committee from time to time for purposes of this Plan.
9.13 Plan
“Plan” means “National Mentor Holdings, LLC Executive Deferred Compensation Plan,” as (i) originally adopted (as the National Mentor, Inc. Executive Deferred Compensation Plan) as of March 9, 2001, (ii) amended and restated as of January 1, 2006, January 1, 2009 and January 1, 2011 and (iii) as subsequently amended from time to time.
9.14 Plan Year
“Plan Year” means the calendar year.
9.15 Subsidiary
“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or its subsidiaries or a combination thereof. The Company will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if the Company (i) owns a majority of the limited liability company, partnership, association or other business entity’s gains or losses or (ii) controls the managing director or general partner of such limited liability company, partnership, association or other business entity.

ARTICLE X
General Provisions
10.1 Non-Alienation of Benefits
A Participant’s rights to the amounts credited to his Accounts under the Plan shall not be grantable, transferable, pledgeable or otherwise assignable, in whole or in part, by the voluntary or involuntary acts of any person, or by operation of law, and shall not be liable or taken for any obligation of such person. Any such attempted grant, transfer, pledge or assignment shall be null and void and without any legal effect.
10.2 Withholding for Taxes
Notwithstanding anything contained in this Plan to the contrary, the Company shall withhold from any distribution made under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding provisions of the Code or any State income tax act for purposes of paying any income, estate, inheritance or other tax attributable to any amounts distributable or creditable under the Plan.
10.3 Immunity of Committee Members
The members of the Committee may rely upon any information, report or opinion supplied to them by any officer of the Company or any legal counsel, independent public accountant or actuary, and shall be fully protected in relying upon any such information, report or opinion. No member of the Committee shall have any liability to the Company or any Participant, former Participant, designated Beneficiary, person claiming under or through any Participant or designated Beneficiary or other person interested or concerned in connection with any decision made by such member of the Committee pursuant to the Plan which was based upon any such information, report or opinion if such member of the Committee relied thereon in good faith, or for any other action or omission of the Committee member made in good faith in connection with the operation of this Plan.
10.4 Plan Not to Affect Employment Relationship
Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or its Subsidiaries or Affiliates to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant at any time for any reason or without cause. By accepting any payment under this Plan, each Participant, former Participant, designated Beneficiary and each person claiming under or through such person, shall be conclusively bound by any action or decision taken or made under the Plan by the Committee.

10.5 Assumption of Company Liability
The obligations of the Company under the Plan may be assumed by any affiliate of the Company, in which case such affiliate shall be obligated to satisfy all of the Company’s obligations under the Plan and the Company shall be released from any continuing obligation under the Plan. At the Company’s request, a Participant or designated Beneficiary shall sign such documents as the Company may require in order to effectuate the purposes of this Section 10.5.
10.6 Subordination Rights
At the Committee’s request, each Participant or designated Beneficiary shall sign such documents as the Committee may require in order to subordinate such Participant’s or designated Beneficiary’s rights under the Plan to the rights of such other creditors of the Company as may be specified by the Committee.
10.7 Notices
Any notice required to be given by the Company or the Committee hereunder shall be in writing and shall be delivered in person or by registered or certified mail, return receipt requested. Any notice given by registered mail shall be deemed to have been given upon the date of registration or certification by the Post Office, correctly addressed to the last known address (as appearing in the records of the Committee or the Company) of the person to whom such notice is to be given.
10.8 Gender and Number; Headings
Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply; and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of the Plan are inserted for convenience of reference and are not part of the Plan and are not to be considered in the construction thereof.
10.9 Controlling Law
The Plan shall be construed in accordance with the laws of the State of Delaware, to the extent not preempted by any applicable federal law.
10.10 Successors
The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on any Employer and its successor, whether by way of merger, consolidation, purchase or otherwise.

10.11 Severability
If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.
10.12 Action by Company
Any action required or permitted by the Company under the Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.
10.13 No Guarantee of Tax Consequences.
No person connected with this Plan, including but not limited to the Company or its officers, agents or employees makes any representation, commitment or guarantee with respect to the Federal, state or local income, estate and/or gift tax treatment of any benefit paid hereunder including, without limitation, Section 409A of the Code.
EXECUTED this 27th day of December, 2011.

National Mentor Holdings, LLC

By:	/s/ Edward M. Murphy, duly authorized

	Name:	Edward M. Murphy
	Title:	Chief Executive Officer

NATIONAL MENTOR HOLDINGS, LLC
EXECUTIVE DEFERRED COMPENSATION PLAN
Amended and Restated Effective as of January 1, 2011
EXHIBIT A (Schedule of Participants)

	Contribution rate,
	as percentage of
	annual base
	compensation
	(not including
Level	bonus)	Name
Chief Executive Officer	13%	Edward M. Murphy

President	12%	Bruce F. Nardella

Chief Financial Officer	11%	Denis M. Holler

All other Executive Officers (as defined in SEC regulations)	9%	Jeffrey M. Cohen (effective November 9, 2011) Linda DeRenzo Kathleen P. Federico Robert M. Melia David M. Petersen Dwight D. Robson (effective March 4, 2011)

Chairman of the Board of Directors Former Senior Vice President, Finance Operations	*	Gregory T. Torres John J. Green

*
Mr. Torres and Mr. Green are not credited with contributions under the Plan but the amounts previously credited to their Accounts are eligible to earn a return under the Plan on the same basis as other Participants.